Exhibit 10.6

REVENUE SHARING AGREEMENT

This Revenue Sharing Agreement ("Agreement") is made as of March 31, 2022, by and among ADITXT, INC., a Delaware corporation (the “Lender” or “Aditxt”), CELLVERA GLOBAL HOLDINGS LLC, a Delaware limited liability company f/k/a AIPHARMA GLOBAL HOLDINGS LLC (“DE Topco”), CELLVERA HOLDINGS LTD, a company formed under the laws of the British Virgin Islands f/k/a AIPHARMA HOLDINGS LIMITED (“BVI Holdco”), Cellvera Asia Limited, a company formed under the laws of Hong Kong f/k/a AIPHARMA ASIA LIMITED (“HK Opco” and together with DE Topco and BVI Holdco, individually and collectively, the “Borrower”), CELLVERA LIMITED, a company formed under the laws of the British Virgin Islands f/k/a AIPHARMA LIMITED (“Guarantor” and together with Borrower, each a “Loan Party” and collectively “Loan Parties” or “Revenue Sharing Entities”).

Recitals

A. As contemplated pursuant to the Exchange Agreement, Aditxt made loans (the “Loans”) to Borrower pursuant to the Secured Credit Agreement dated as of August 27, 2021, as amended by the First Amendment to Secured Credit Agreement, dated as of October 18, 2021, the Second Amendment to Secured Credit Agreement, dated as of October 27, 2021, the Third Amendment to Secured Credit Agreement, dated as of December 1, 2021, the Fourth Amendment to Secured Credit Agreement dated as of December 17, 2021, the Fifth Amendment to Secured Credit Agreement, dated as of December 22, 2021, and the Sixth Amendment to Secured Credit Agreement, dated as of December 28, 2021, the Forbearance Agreement and Seventh Amendment to Secured Credit Agreement, dated as of February 13, 2022, and the Forbearance Agreement and Eighth Amendment to Secured Credit Agreement dated of even date herewith (as may be further amended or otherwise modified from time to time, the "Credit Agreement"). The Loans are secured by the collateral described in certain security documents entered into from time to time, as more particularly described in the Credit Agreement (the “Security Documents”).

B. The Maturity Date of the Loan (being January 31, 2021) was determined by reference to the expected date of initial closing under the Share Exchange Agreement. As a result of failing to close the Initial Closing under the Share Exchange Agreement, Borrower failed to repay all of the Loans (including all principal, interest, fees and expenses thereon) on the Maturity Date (the “Existing Event”) as required by Section 2.03 of the Credit Agreement. As a result, from and after February 1, 2022, interest has accrued and continues to accrue at the Default Rate (i.e. 13.00% per annum) until all Loans and other Obligations are repaid in full. As a result of the above, Lender agreed to forbear from enforcing its other rights and remedies in response to the occurrence of the Existing Event on the terms and conditions set forth in the Forbearance Agreement and Seventh Amendment to Secured Credit Agreement, dated as of February 14, 2022 (the “February Forbearance Agreement”).

C. The Forbearance Period terminated as a result of the occurrence of certain Forbearance Defaults resulting from Borrower’s failure to pay the February 28, 2022 and March 5, 2022 payments as required pursuant to the February Forbearance Agreement. As a result of the occurrence of the Existing Event and the termination of the Forbearance Period pursuant to the February Forbearance Agreement, Aditxt is permitted to exercise all of its rights and remedies under the Credit Agreement and the Security Documents.

D Loan Parties have requested that Aditxt forbear from exercising its default rights and remedies in respect of the Existing Event in accordance with the terms of the Forbearance Agreement and Eighth Amendment to Secured Credit Agreement dated of even date herewith (the “March Forbearance Agreement”).

E. As a condition to entering into the March Forbearance Agreement, Revenue Sharing Entities are required to enter into this Agreement. Each of the Revenue Sharing Entities will receive substantial benefits under the March Forbearance Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Initially capitalized terms used but not defined herein shall have the meanings given to them in the March Forbearance Agreement. This Agreement is not a “Loan Document” but is given as consideration for Aditxt’s agreement to enter into the March Forbearance Agreement. For purposes of this Agreement, the following initially capitalized terms will have the following meanings:

“Affiliate” means any asset, business, business line, company, entity, product, product line, service, or service line that is or becomes controlled by or under common control with a Revenue Sharing Entity, whether such control is based on the ability to direct management, assignment of title, license rights, contract, conveyance, merger, operation of law, ownership of at least thirty percent (30%) of the voting power, or otherwise.

“Net Sales” means the actual gross amounts invoiced and collected by any Loan Party on all of their sales of products or services to third parties less only the following documented costs actually and reasonably paid or delivered to unaffiliated third parties and not refunded, credited back to, exchanged for other products or services, or offset by any Loan Party (which documentation shall be delivered to Lender upon request).

(a) cost of raw materials for products and services sold (including cost of freight carriers for exporting products outside of the country of origin), but excluding general administrative costs );

(b) sales and excise taxes or other applicable taxes, value added taxes, and duties which fall due and are paid by the purchaser as a direct consequence of such sales and any other governmental charges imposed upon the importation, use or sale of the product or service, but only to the extent that such taxes and duties are;

(i) actually included and itemized in the gross amounts invoiced to and specifically paid by the purchaser over and above the usual selling price of the product, and

(ii) customarily included and itemized in the gross amounts invoiced to and specifically paid by the purchaser over and above the usual selling price of all comparable products in the relevant market.

(c) trade, quantity and cash discounts that are of amounts customary in the pharmaceutical industry for companies of a similar size, revenue, geography and product line and that are actually allowed or accrued on the product or service;

(d) allowances or credits to customers on account of off-invoice promotional discounts, price and shelf adjustments, volume reimbursements, failure to supply, rejection, withdrawal, recall, or return of the product or on account of retroactive price reductions affecting the product or service, to the extent that such allowances or credits are of amounts customary in the pharmaceutical industry for companies of a similar size, revenue, geography, product line and service line and are actually allowed or accrued on the product or service;

(e) rebates, discounts and charge backs specifically related to the product or service on an actual credited, paid or accrued basis that are of amounts customary in the pharmaceutical industry for companies of a similar size, revenue, geography and product line, including, but not limited to, those granted to government agencies;

(f)	service allowances (including, but not limited to, wholesalers' fees for services) and independent broker or agents' commissions, if any, allowed or paid and that are of amounts customary in the pharmaceutical industry for companies of a similar size, revenue, geography, product line and service line;

(g)	any bona fide and regular credit note issued by licensee to the customers (provided that upon payment or hypothecation of any amount of principal outstanding of such credit note, and/or interest thereon, such amount so received from such payment or hypothecation shall be included in Net Sales);

(h)	royalties required to be paid to FUJIFILM Toyama Chemical Co., Ltd. or any other owner or enforcer of intellectual property rights under any license agreement in respect of the product;

(i)	fees, commissions and costs required to be paid to distributors or sales agents in relation to the sale of the product that are of amounts customary in the pharmaceutical industry for companies of a similar size, revenue, geography and product line of the Loan Party; and

(j)	fees, commissions and costs required to be paid in relation to the factoring of any invoices in respect of the product that are of amounts customary in the pharmaceutical industry for companies of a similar size, revenue, geography and product line of the Loan Party.

Net Sales with respect to sales of the product that are not made on an arm's length basis or that are made for consideration other than cash shall be calculated based on the average per-unit Net Sales of the product without regard to such non-arm's length or non-cash sales and without regard to product given pro bono or for charitable or clinical use. If the product is bundled with other products, any discounts or other adjustments with respect to the product shall be allocated proportionally to the product at no greater than the non-bundled discount rate for the product.

Product given to third parties pro bono or for charitable use or given to third parties for the execution of clinical trials are excluded from the Net Sales calculation.

2. Incorporation of Recitals. Each of the above recitals is incorporated herein as true and correct and is relied upon by Aditxt in agreeing to the terms of this Agreement.

3. Revenue Sharing. In consideration of the forbearance provided for in the Forbearance Agreement and Eighth Amendment to the Secured Credit Agreement, each Loan Party, on behalf of itself and its respective Affiliates, severally and jointly, hereby irrevocably and forever agrees to pay US$30,000,000 in accordance with Section 4 below (the “Revenue Share”) to Aditxt.

4. Payments. Each Revenue Sharing Entity, on behalf of itself and its Affiliates, covenants and agrees, jointly and severally, to deposit the Revenue Share within ten (10) days following receipt thereof to the bank account designated by Aditxt in the Credit Agreement, as follows:

a.	ten percent (10%) of all Net Sales until $18,000,000 has been received by Lender pursuant this Section 5 (the “First Level Threshold”);

b.	upon payment of the First Level Threshold and until $23,000,000 has been received by Lender pursuant this Section 3, seven percent (7%) of all Net Sales (“Second Level Threshold”); and

c.	upon payment of the Second Level Threshold and until $30,000,000 has been received by Lender pursuant this Section 3, three percent (3%) of all Net Sales.

The Parties agree that upon payment of the total Revenue Share, the obligations of the Revenue Share Entities to pay any Revenue Share to Lender shall cease.

5. Application to Outstanding Obligations. Subject to the terms and conditions of the Credit Agreement, during the Forbearance Period, Aditxt agrees to apply one hundred percent (100%) of any Revenue Share payments actually received by Aditxt from the Revenue Sharing Entities and their respective Affiliates pursuant to this Agreement, to the Obligations until the Obligations are paid in full or otherwise extinguished. During the Forbearance Period, all such payments shall be applied in accordance with Section 7(a) of the March Forbearance Agreement.

6. Cooperation. Each Revenue Sharing Entity will, and will cause its Affiliates to, cooperate with Aditxt and Aditxt’s auditors in connection with auditing, reviewing, monitoring and administration of the Revenue Sharing payments. Without limiting the foregoing, each Revenue Sharing Entity, on behalf of itself and its Affiliates, authorizes Aditxt and Aditxt’s auditors to verify accounts receivable, bank statements, and other books and records of such Revenue Sharing Entity and its Affiliates with their respective accountants, auditors, banks, customers, creditors, debtors’, partners, and personnel.

7. No Offset Rights. Each Revenue Sharing Entity, on behalf of itself and its Affiliates, covenants and agrees that none of them shall have or exercise any claims, offsets or defenses with respect to any Revenue Share payments.

8. Remedies. No failure or delay on the part of Aditxt in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, and no single or partial exercise of any such power, right or remedy shall preclude any further exercise thereof or the exercise of any other power, right or remedy.

9. Revenue Sharing Entities' Representations and Warranties. Each Revenue Sharing Entity represents, warrants, and covenants, severally and jointly, on behalf of itself and its Affiliates, to Aditxt as follows:

a)	Each Person executing and delivering this Agreement to Aditxt on behalf of a trust, company, corporation or limited liability company, which is a Revenue Sharing Entity, has all necessary authority to enter into this Agreement on behalf of such Revenue Sharing Entity and its Affiliates.

b)	All representations and warranties made and given by each Loan Party in the Loan Documents are true, complete, accurate and correct in all material respects.

c)	This Agreement constitutes a valid and binding obligation of the Revenue Sharing Entities and their respective Affiliates that is enforceable in accordance with its terms.

10. Miscellaneous Provisions.

a)	Transfers. In connection with (a) any assignment, license, merger, or transfer, whether by operation of law or otherwise (“Transfer”) of this Agreement, (b) the sale of any Revenue Sharing Entity, its Affiliates, (c) the sale all or substantially all of the assets of any Revenue Sharing Entity, its Affiliates, or any revenue generating asset, business line, product line, or service line, or any copyrights, patent rights, marks, or other rights, titles or interests in or to proprietary or intellectual property, then each recipient thereof shall expressly agree in writing to be bound by all of Aditxt’s rights, titles, and interests set forth herein and to assume all of the Revenue Sharing Entities’ representations, warranties, covenants and obligations hereunder, and to expressly name Aditxt as a third party beneficiary therein. Any Transfer in violation of this Section 11 shall be null and void ab initio.

b)	Notices. All notices shall be given in the manner set forth in the Credit Agreement.

c)	Severability. If any provision of this Agreement is deemed to be unenforceable, then Aditxt shall have the sole and absolute right to amend or delete such provision to Aditxt’s benefit.

d)	Effect of Agreement. Each Revenue Sharing Entity acknowledges that it has consulted with counsel and such other experts and advisors as it deems necessary in connection with the negotiation, execution and delivery of this Agreement, or has had an opportunity to so consult and has knowingly chosen not to do so. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, their respective successors and assigns. No other person or entity shall be entitled to claim any right or benefit hereunder. Nothing herein shall constitute a novation of any Loan Document.

e)	Fees and Expenses. Revenue Sharing Entities shall reimburse Aditxt for all reasonable attorneys' fees and disbursements, receiver's fees and expenses, expended or incurred by Aditxt in connection with: (a) the enforcement of this Agreement including, without limitation, during any workout, attempted workout, and/or in connection with the rendering of legal advice as to Aditxts’ rights, remedies and obligations under this Agreement; (b) any arbitration, mediation, judicial reference proceeding, or other legal action related to this Agreement, (c) collecting any sum which becomes due to Aditxt under this Agreement; (d) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal; or (e) the protection, preservation or enforcement of any rights of Aditxt. This includes, subject to any limits under applicable law, Aditxts’ attorneys' fees and legal expenses, whether or not there is a lawsuit, including attorneys' fees for bankruptcy or other insolvency proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services.

f)	Further Assurances. Each Revenue Sharing Entity shall execute such additional documents and take such additional actions as Aditxt may reasonably request to carry out the purpose and intent of this Agreement.

g)	Time is of the Essence. Time is of the essence in the performance of this Agreement.

h)	Credit Agreement Provisions. Article VIII of the Credit Agreement is hereby incorporated herein by this reference mutatis mutandis. Without limiting the foregoing, each Revenue Sharing Entity agrees, on behalf of itself and its Affiliates, that this Agreement shall be interpreted in accordance with Delaware law and that any dispute will be determined by and arbitral tribunal in accordance with Section 8.09(c) of the Credit Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the Aditxt and each Revenue Sharing Entity have executed this Revenue Sharing Agreement as of the date first written above.

ADITXT, INC., a Delaware corporation

By:	/s/ Amro Albanna
Name:	Amro Albanna
Title:	CEO

CELLVERA GLOBAL HOLDINGS LLC, a Delaware limited liability company f/k/a AIPHARMA GLOBAL HOLDINGS LLC

By:	/s/ Alessandro Gadotti
Name:	Alessandro Gadotti
Title:	Legal Representative

CELLVERA HOLDINGS LTD, a company formed under the laws of the British Virgin Islands f/k/a AIPHARMA HOLDINGS LIMITED

By:	/s/ Alessandro Gadotti
Name:	Alessandro Gadotti
Title:	Legal Representative

CELLVERA ASIA LIMITED, a company formed under the laws of Hong Kong f/k/a AIPHARMA ASIA LIMITED

By:	/s/ Alessandro Gadotti
Name:	Alessandro Gadotti
Title:	Legal Representative

CELLVERA LIMITED, a company formed under the laws of the British Virgin Islands f/k/a AIPHARMA LIMITED

By:	/s/ Alessandro Gadotti
Name:	Alessandro Gadotti
Title:	Legal Representative

[Revenue Sharing Agreement – March 2022]